Exhibit 5.1

Dentons Europe LLP, Amsterdam branch
Gustav Mahlerplein 2 1082 MA Amsterdam
P.O. Box 75510 1070 AM Amsterdam
The Netherlands dentons.com

To: ATAI Life Sciences N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, its registered office at C/O Mindspace, Krausenstraße 9-10 (10117) Berlin, Federal Republic of Germany, and registered with the trade register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel) under number 80299776 (the Company)

Date	:	28 June 2021	Matter no.	:	0279771.0007

Subject	:	Form S-8 opinion

Dear Sirs,

1.

We have been acting as legal advisors to the Company and have been requested to issue a legal opinion as to certain matters of Dutch law in connection with the registration of a certain number of shares (the Common Shares) as contemplated by the Form S-8 registration statement filed or to be filed by the Company with the United States Securities and Exchange Commission (the SEC) (the Registration) under the United States Securities Act of 1933 (the Securities Act).

2.	We have examined and relied upon:

a.	a copy of the draft Form S-8 registration statement dated, filed or to be filed by the Company with the SEC on or about the date hereof (the Registration Statement), in the form reviewed by us;

b.

a copy of the 2021 Incentive Award Plan in the form attached to the Registration Statement as an exhibit (the IAP), under which specific persons are granted the right to subscribe for Common Shares (IAP Awards);

c.

a copy of the 2020 Employee, Director and Consultant Equity Incentive Plan of the Company in the form attached to the Registration Statement as an exhibit (the EIP), under which specific persons are granted the right to subscribe for Common Shares (EIP Awards, together with the IAP Awards, the Awards);

(the documents under b. and c. collectively referred to as the Plans)

d.

a copy of an extract of the registration of the Company in the trade register (handelsregister) held by the Chamber of Commerce (Kamer van Koophandel) under number 80299776, dated 17 June 2021 (the Extract);

e.	a copy of the deed of incorporation (akte van oprichting) of the Company dated 10 September 2020 (the Deed of Incorporation);

f.

a copy of the articles of association (statuten) of the Company dated 31 March 2021 (the March Articles of Association), which were be replaced by the Previous Articles of Association (as defined below) on 7 June 2021;

Dentons Europe LLP is a global legal practice providing client services worldwide through its member firms and affiliates.

Dentons Europe LLP is a limited liability partnership offering professional services as advocaten and civil law notaries (notarissen) seated in Amsterdam and registered with the Trade Registry of the Chamber of Commerce under number 34207824.

g.

a copy of the articles of association of the Company dated 7 June 2021 (the Previous Articles of Association), which were replaced by the Revised Articles of Association upon the execution of the Deed of Conversion (each as defined below);

h.

a certified copy (afschrift) of a deed of conversion (the Deed of Conversion), and amendment of the articles of association of the Company (the Revised Articles of Association, together with the March Articles of Association and the Previous Articles of Association referred to as the Articles of Association), dated 18 June 2021, in the form prepared by us with reference 20190521.01\JMPH\DN\5;

i.	a copy of the shareholders’ register of the Company;

j.	a copy of a signed unanimous written resolution of the board of managing directors (bestuur) of the Company dated 22 April 2021;

k.	a copy of a signed unanimous written resolution of the general meeting (algemene vergadering) of the Company dated 22 April 2021;

l.	a copy of a signed unanimous written resolution of the general meeting of the Company dated 22 May 2021; and

m.

a copy of the signed written resolution of the board of managing directors of the Company and pricing committee of the Company, established by the board of managing directors (bestuur) and, as invitees, the members of the board of supervisory directors (raad van commissarissen) which board of supervisory directors was appointed as per the execution of the Deed of Conversion, dated 17 June 2021 (the Pricing Resolution);

(the documents under j up to and including m collectively referred to as the Resolutions)

n.

a copy of an executed commitment letter and a copy of an executed roadmap power of attorney from each shareholder of the Company prior to 23 May 2021 and related emails from the Company to the shareholders dated 20 May 2021, 21 May 2021 and 22 May 2021 as prescribed in the agreement relating to the roadmap powers of attorney and/or the commitment letters.

We have not examined and relied upon any other agreements, deeds or any other document entered into by or affecting the Company or any other corporate records of the Company and have not made any other enquiry concerning the Company.

3.	We have assumed:

a.

the authenticity, genuineness, correctness and completeness of all documents that we have examined and relied upon, and we have relied upon the conformity of all documents under 2. with the originals thereof and we have relied upon the factual information contained therein, as well as the genuineness of the signatures placed on the documents that we have examined and relied upon;

b.	that the documents referred to under 2. (other than the March Articles of Association, the Previous Articles of Association and the Pricing Resolution) are accurate and in full force and effect,

c.

that the applicable Articles of Association were accurate and in full force and effect on the dates of the applicable Resolutions and that the drafts of the Plans, the Registration Statement, Revised Articles of Association and the Pricing Resolution will be or have been executed in the form reviewed or prepared by us, subject only to the finalisation of the par-value of the common shares in the capital of the Company, and that the Registration Statement has been declared effective by the SEC pursuant to the Securities Act in that form;

d.

at each time when one or more Awards are granted or one or more Common Shares are issued pursuant to the exercise or settlement of the relevant Award(s) (each a Relevant Moment), the assumptions made in this opinion letter will be correct and the Pricing Resolution, the Resolutions and the Revised Articles of Association will remain accurate and in full force and effect;

e.

at each Relevant Moment, the Company (i) had not been or will not have been, as applicable, dissolved (ontbonden), (ii) had not or will not have, as applicable, ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had not been or will not have been, as applicable, converted (omgezet) into another legal form, either national or foreign, (iv) had not had or will not have had, as applicable, its assets placed under administration (onder bewind gesteld), (v) had not been or will not have been, as applicable, declared bankrupt (failliet verklaard), (vi) had not been granted or will not have been granted, as applicable, a suspension of payments (surseance van betaling verleend), or (vii) had not been or will not have been, as applicable, made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

f.

at each Relevant Moment, the relevant Award(s) (i) shall have been issued by the corporate body authorised thereto, (ii), shall have been validly granted as a right to subscribe for Common Shares (recht tot het nemen van aandelen), (iii) shall be in full force and effect upon being exercised or settled, as applicable, and (iv) shall have been validly exercised or settled, as applicable, in accordance with the terms and conditions applicable to such Award(s), and any pre-emption rights in respect of such Award(s) shall have been validly excluded by the corporate body authorised to do so (to the extent such rights are not excluded by virtue of law);

g.

the Common Shares issued at each Relevant Moment will be validly accepted by the respective holder(s) of the relevant Award(s) shall be an individual who (i) is not deceased, (ii) has not had his/her assets placed under administration (onder bewind gesteld), (iii) has not been declared bankrupt (failliet verklaard), (iv) has not been granted a suspension of payments (surseance van betaling verleend), or (v) has not been made subject to similar proceedings in any jurisdiction or otherwise been limited in the power to dispose of his/her assets;

h.

at each Relevant Moment, the authorised share capital (maatschappelijk kapitaal) of the Company shall allow for the grant of the relevant Award(s) and the issuance of the relevant Share(s) pursuant to the exercise and settlement thereof;

i.

that to the extent any of the documents under 2. were or will be executed by way of an electronic signature, the parties to the documents have agreed upon the method used for electronic signing and the method used for electronic signing is sufficiently reliable (voldoende betrouwbaar) for the purpose for which the signatures are used and the circumstances of the matter in accordance with section 3:15 of the Dutch Civil Code;

j.

that the offering of Awards, to the extent made in the Netherlands, has been, is and will be made in conformity with Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, the Dutch Act on Financial Supervision (Wet op het financieel toezicht) and the rules promulgated thereunder;

k.	that nothing in this opinion is affected by the provisions of the laws of any jurisdiction other than the Netherlands; and

l.	that the Plans and the Awards granted thereunder have been or shall be effected for bona fide commercial reasons.

4.

We do not express an opinion on matters of fact, the operational rules and procedures of any clearing or settlement system or agency, matters of law of any jurisdiction other than the laws currently in force in the European territory of the Kingdom of the Netherlands nor on tax, anti-trust law, financial regulations, insider dealing, data protection, unfair trade practices, market abuse laws, sanctions or international law, including, without limitation, the laws of the European Union, except to the extent the laws of the European Union (other than anti-trust and tax law) have direct force and effect in the Netherlands. No opinion is given on commercial, accounting, tax or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Plans. We assume that there are no facts not disclosed to us which would affect the conclusions in this opinion. We have not investigated or verified any matters of fact other than expressly set out in this opinion.

5.	Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

a.

Status – The Company was duly incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and is, as of the execution of the Deed of Conversion, validly existing as a public limited liability company (naamloze vennootschap) under Dutch law.

b.

Common Shares – When issued and accepted in accordance with the Resolutions and the Plans and once the Company receives payment in full for the Common Shares as set out in the Plans, the Common Shares shall be validly issued, fully paid and non-assessable.

6.	This opinion is subject to the following qualifications:

a.

This opinion is limited by bankruptcy (faillissement), moratorium (surseance van betaling), fraudulent conveyance (Actio Pauliana), intervention, recovery and resolution measures by regulatory or other authorities or governmental bodies in relation to financial enterprises or their affiliated entities, other insolvency proceedings and other and similar laws relating to or affecting creditors’ rights generally and any arrangement, reconstruction, compromise or private restructuring plan in connection with the Act on Court Confirmation of Extrajudicial Restructuring Plans (Wet Homologatie Onderhands Akkoord).

b.

The validity, enforceability and effectiveness of the Plans may be limited or affected by rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden), prescription (verjaring), vitiated consent (i.e. duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden), error (dwaling)), set-off (verrekening), claims based on tort (onrechtmatige daad) and other defences afforded by Dutch law to obligors generally.

c.

The term “non-assessable” has no equivalent legal term under Dutch law (or the Dutch language). For purposes of this opinion letter such term should be interpreted to mean that the Company or its creditors do not have a right to require the holder of any Common Share to pay them any amount in addition to the amount required for the share to be fully paid (without prejudice to claims based on tort (onrechtmatige daad).

d.

Any merger (fusie) involving the Company as disappearing entity or the (voluntary) dissolution (ontbinding), de-merger (splitsing) or conversion (omzetting) of the Company must be notified to the trade register of the Chamber of Commerce. Furthermore, under Dutch law, a bankruptcy or a (provisional) suspension of payment is retroactive to 00.00 hours on the date of the bankruptcy or (provisional) suspension of payment judgment. The clerk of the bankruptcy court is under an obligation to keep a public register in which, among others, extracts from the court orders by which a bankruptcy order is declared are registered. Based on (i) the confirmations in the Resolutions, (ii) our online enquiry today of the Dutch Central Insolvency Register (Centraal Insolventie Register) and EU insolvency registrations with the Dutch Central Insolvency Register on insolventies.rechtspraak.nl, that the Company is not subjected to any one or more of the insolvency proceedings listed in Annex A to Regulation (EU) 2015/848 on insolvency proceedings (recast) (as may be amended) and (iii) the confirmation obtained by telephone as of the date of this opinion letter from the Chamber of Commerce, we have been informed that no petition has been presented to or order has been made by a court for the bankruptcy or moratorium of payment and that no resolutions have been taken by the Company to merge, dissolve, demerge or convert the Company. However, this does not constitute conclusive evidence that the Company is not declared bankrupt or is not dissolved (ontbonden), merged (gefuseerd), demerged (gesplitst) or converted (omgezet) because the notification of such actions to the trade register of the Chamber of Commerce or the proper registration of a bankruptcy is not condition to effectiveness hereof.

e.

Pursuant to section 2:98c of the Dutch Civil Code, a public limited company (naamloze vennootschap) (or its subsidiaries) may not create or grant any indebtedness, covenants, liabilities, undertakings, security interests or guarantees, whether alone or jointly with others as principal guarantor or otherwise in whatever name or style, with a view to the subscription, payment of or acquisition of any of the shares in such public limited liability company or in any direct or indirect parent company of the Company or to refinance any indebtedness incurred for such subscription or acquisition, other than in accordance with the section. Based on the content of the Plans, we have no reason to believe that any financial assistance issues as contemplated by this section of the Dutch Civil Code will arise. However, it is a matter of fact whether any security or guarantees have been granted by the Company (or its subsidiaries) with a view to the subscription, payment of or acquisition of any of the shares in the capital of the Company and therefore we cannot confirm this.

f.

Section 2:7 of the Dutch Civil Code entitles companies to invoke the nullity of a legal act (ultra vires) if such legal act (rechtshandeling) cannot serve to realise the objects of such company and the other parties thereto knew, or should have known without an investigation of their own (wist of zonder eigen onderzoek moest weten), that such objects have been exceeded. The nullity can only be invoked by the company itself (or the trustee (curator) in bankruptcy) and not by the other parties involved, if the aforementioned requirements are met. The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. In practice, the concept of ultra vires has rarely been applied in decisions by Dutch courts. Only under exceptional circumstances have transactions been considered to be ultra vires and consequently have been annulled. Nullification of a transaction can result in (internal) liability of the managing directors towards the legal entity. Based on the objects clauses contained in the Articles of Association, we have no reason to believe that, through the operation of the Plans, the Company transgressed or would transgress, as applicable, the description of the objects contained in the Articles of Association. However, because this is a matter of fact, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by the operation of the Plans.

7.

The foregoing opinions are limited in all respects to and are to be construed and interpreted in accordance with Dutch law as they stand at today’s date and as they are presently interpreted under published authoritative case law as at present in effect. No undertaking is assumed on our part to revise, update or amend this opinion in connection with or to notify or inform parties with a right to rely on this opinion of, any developments and/or changes of Dutch law subsequent to the date of this opinion.

8.	This opinion letter:

a.

expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; consequently this opinion is issued and may only be relied upon on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by Dutch law and be brought before the courts of Amsterdam, the Netherlands;

b.	speaks as of the date stated above;

c.	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein; and

d.

is an exhibit to the Registration Statement and may be relied upon for purpose of the Registration only. Its contents and existence may not be disclosed to any other person, company, enterprise or institution other than the Company, other than as an exhibit to the Registration Statement (in each case together with the Registration Statement).

9.

The professional indemnity insurance policy issued by Beazley Group and others, c/o Marsh Limited, Tower Place. Lower Thames Street London EC3R 5BU, applies to all professional work, advice and services provided by us to you. Our total liability for a particular claim is limited to the amount paid under our professional indemnity insurance for that claim, increased by the amount of the deductible under that insurance.

10.

We consent to filing this opinion letter as an exhibit to the Registration Statement and to the references to Dentons Europe LLP under the heading “Legal Matters” in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

11.	This opinion is given by Dentons Europe LLP. In this opinion the expressions “we”, “us” and “our” and like expressions should be construed accordingly.

Yours faithfully, /s/ Dentons Europe LLP